Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Scott Gammill
404-506-0901
sagammil@southernco.com
April 27, 2023

Southern Company reports first-quarter 2023 earnings

ATLANTA – Southern Company today reported first-quarter earnings of $862 million, or 79 cents per share, in 2023 compared with earnings of $1.03 billion, or 97 cents per share, in the first quarter of 2022.

Excluding the items described under “Net Income – Excluding Items” in the table below, Southern Company earned $867 million, or 79 cents per share, during the first quarter of 2023, compared with $1.03 billion, or 97 cents per share, during the first quarter of 2022.

Non-GAAP Financial Measures	Three Months Ended March
Net Income - Excluding Items (in millions)	2023	2022
Net Income - As Reported	$862	$1,032
Less:
Estimated Loss on Plants Under Construction	(2)	(1)
Tax Impact	1	—
Loss on Extinguishment of Debt	(5)	—
Tax Impact	1	—
Net Income - Excluding Items	$867	$1,033
Average Shares Outstanding - (in millions)	1,091	1,063
Basic Earnings Per Share - Excluding Items	$0.79	$0.97

NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.

Adjusted earnings drivers for the first quarter 2023, as compared with 2022, were increased depreciation and amortization, milder weather and higher interest expense, partially offset by higher revenues associated with rates and pricing at the company’s regulated utilities.

First-quarter 2023 operating revenues were $6.5 billion, compared with $6.6 billion for the first quarter of 2022, a decrease of 2.5 percent.

“Southern Company delivered a solid start to 2023 despite the mildest weather on record for a first quarter in the Southeastern United States,” said President Christopher C. Womack. Added Womack, “We are encouraged by continued strong residential customer growth in both the electric and gas sectors, as well as healthy economies and a robust economic development pipeline in our service footprint.”

Southern Company’s first-quarter earnings slides with supplemental financial information are available at http://investor.southerncompany.com.

Southern Company’s financial analyst call will begin at 1 p.m. Eastern Time today, during which Womack and Chief Financial Officer Daniel S. Tucker will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at http://investor.southerncompany.com. A replay of the webcast will be available on the site for 12 months.

About Southern Company
Southern Company (NYSE: SO) is a leading energy provider serving 9 million customers across the Southeast and beyond through its family of companies. Providing clean, safe, reliable and affordable energy with excellent service is our mission. The company has electric operating companies in three states, natural gas distribution companies in four states, a competitive generation company, a leading distributed energy distribution company with national capabilities, a fiber optics network and telecommunications services. Through an industry-leading commitment to innovation, resilience and sustainability, we are taking action to meet customers’ and communities’ needs while advancing our goal of net zero greenhouse gas emissions by 2050. Our uncompromising values ensure we put the needs of those we serve at the center of everything we do and are the key to our sustained success. We are transforming energy into economic, environmental and social progress for tomorrow. Our corporate culture and hiring practices have earned the company national awards and recognition from numerous organizations, including Forbes, The Military Times, DiversityInc, Black Enterprise, J.D. Power, Fortune, Human Rights Campaign and more. To learn more, visit www.southerncompany.com.

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